UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Packaging Corporation of America

(Name of Registrant as Specified in Its Charter)

Registrant

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 19, 2021

Dear PCA Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders to be held at our corporate office, located at 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 4, 2021 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is our 2020 Annual Report to Stockholders.

It is important that your shares are represented at the meeting. You may vote over the Internet or by mailing a proxy or voting instruction card. Whether or not you expect to attend the meeting, please vote your shares by following the voting instructions on your notice of availability of proxy materials or your proxy or voting instruction card.

Sincerely,

Mark W. Kowlzan Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2021 ANNUAL MEETING OF STOCKHOLDERS

May 4, 2021

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 4, 2021, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the eleven nominees for director named in the proxy statement for a one-year term to expire at the 2022 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditor;

•	vote on a non-binding proposal to approve our executive compensation; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 15, 2021 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the voting instructions on your notice of availability of proxy materials or your proxy or voting instruction card. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Kent A. Pflederer

Corporate Secretary

March 19, 2021

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2021 Annual Meeting of Stockholders to be held on May 4, 2021 at 8:30 a.m., central time, at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 19, 2021 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2022 Annual Meeting of Stockholders (Item 1);

•	ratifying the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors (Item 2); and

•	voting on a non-binding proposal to approve our executive compensation (Item 3).

The board of directors recommends that you vote your shares FOR each of the director nominees and FOR each of the other items.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 15, 2021, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of February 28, 2021, we had 94,995,483 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 (Election of Directors) and 3 (Approval of Executive Compensation) and will have discretionary authority for Item 2 (Ratification of Independent Registered Public Accounting Firm).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

Why did I receive notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The Securities and Exchange Commission (SEC) permits us to furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting those materials.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you may vote on matters to come before the meeting in two ways:

•	by completing, dating and signing your proxy card and returning it in the enclosed postage-paid envelope;

•	voting online by following the instructions on your notice of availability of proxy materials, proxy or voting instruction card; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return a proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, and for approval of the other items before the meeting. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA common stock in the Packaging Corporation of America Retirement Savings Plan for

Salaried Employees and the PCA Common Stock Fund in the Packaging Corporation of America Thrift Plan for Hourly Employees), you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	voting again over the Internet;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than April 30, 2021.

What vote is required to approve each item?

Election of Directors.    The election of directors at the 2021 annual meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters.    The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2 and 3. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

All nominees for the election of directors at the 2021 annual meeting are incumbent directors currently serving on the board and the election is uncontested. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the stockholder vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $9,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 4, 2021

This proxy statement and our 2020 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board has 11 directors. The eleven nominees named below are proposed to be elected at this annual meeting to serve until the 2022 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election. If such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Mark W. Kowlzan is 66 years old and has served as Chief Executive Officer and a director of PCA since July 2010 and as Chairman since January 2016. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President—Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce, Tennessee linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in the paper and packaging industries and his familiarity with our business through his leadership of our containerboard mill system and our company.

Cheryl K. Beebe is 65 years old and has served as a director of PCA since May 2008. From February 2004 until her retirement in February 2014, Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993 to 1995. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe is a member of the board of directors of The Mosaic Company and Hanesbrands, Inc. and served on the board of directors of Convergys Corporation during the past five years. Ms. Beebe is a trustee of Goldman Sach Asset Management GSTII funds. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Duane C. Farrington is 62 years old and has served as a director of PCA since August 2015. Mr. Farrington was employed by State Farm Mutual Automobile Insurance Company from 1980 until his retirement in 2020. He served State Farm as Senior Vice President for Sales and Operations in the mid-Atlantic operation from 2005 to 2008. He moved to the corporate headquarters in 2009 and was named Executive Vice President and Chief Administrative Officer in 2013 and served in such position until he retired in 2020. In his State Farm senior leadership role, he had overall responsibility for the organization’s information technology, systems and business integration, information security, and innovation functions. Mr. Farrington earned the Chartered Property Casualty Underwriter (CPCU) designation in 1995. Mr. Farrington was chosen to serve on our board primarily because of his extensive experience with information technology and security, as well as his business experience gained from more than 35 years of service at State Farm.

Donna A. Harman is 61 years old and has served as a director of PCA since December 2019. She served as President and Chief Executive Officer of American Forest and Paper Association (AF&PA), the national trade association of the paper and wood products industries, from 2007 until her retirement in 2019. Earlier in her career, she held positions as AF&PA’s senior vice president, policy and government affairs, served in governmental affairs for Champion International Corporation and The Dow Chemical Company and served as a legislative assistant in Congress. Ms. Harman is the 2019 recipient of the Bryce Harlow award, which recognizes her exemplary career in business-government relations. Ms. Harman was chosen to serve on our board primarily for her considerable experience with sustainability, public policy matters relevant to our industry and senior leadership experience, through her service as president of AF&PA for more than one decade.

Robert C. Lyons is 57 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as Executive Vice President and President—Rail North America of GATX Corporation, a rail, marine and industrial equipment leasing company, since August 2018 and as Chief Financial Officer of GATX from November 2004 to August 2018. Mr. Lyons has been employed by GATX since 1997 and was promoted through the treasury and investor relations departments before being elected Vice President, Investor Relations in 2002. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a business unit president and chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA.

Thomas P. Maurer is 69 years old and has served as a director of PCA since May 2014. Mr. Maurer spent his entire career with Ernst & Young, LLP, a global professional services firm, from 1973 until his retirement in 2011. He served as the global coordinating partner on the audits of large companies primarily in the manufacturing and consumer products industries. Mr. Maurer was a member of the Ernst & Young Global Account Partner Group and he served two terms on the Ernst & Young Partner Advisory Council. Mr. Maurer also served as the leader of the Retail, Consumer Products and Industrial Products Group in Ernst & Young’s Chicago office. Mr. Maurer is also a director of Lamb Weston Holdings, Inc. Mr. Maurer was chosen to serve on our board primarily for his experience working with and assisting similarly situated companies to ours, his extensive financial and accounting background and his knowledge of similarly situated manufacturing companies.

Samuel M. Mencoff is 64 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 74 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Extra Space Storage Inc. and has served as a director of

Zions Bancorporation and Tenneco, Inc. during the last five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 52 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as a Managing Director concentrating on investments in the basic industries sector. Mr. Souleles has served on the board of directors of Multi Packaging Solutions International Ltd. during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

Paul T. Stecko is 76 years old and has served as a director of PCA since March 1999, including as Chairman from March 1999 through December 2015. He served as a Senior Advisor to PCA from December 2015 through the end of 2017. He served as Executive Chairman of PCA from July 2010 until his retirement as an officer and employee of the company in December 2013. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco, Inc. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko has served on the board of directors of Tenneco, Inc. during the past five years. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in the paper and packaging industries and general business experience, including more than ten successful years as our chief executive officer.

James D. Woodrum is 58 years old and has served as a director of PCA since May 2009. Mr. Woodrum has served as Clinical Professor at the Kellogg School of Management at Northwestern University since September 2013. He served as a member of the faculty of The Wisconsin School of Business at the University of Wisconsin — Madison from 2007 to September 2013. He also has served as a consultant since 2007. Prior to joining University of Wisconsin — Madison, from 1984 to 2006, Mr. Woodrum was employed by Hewitt Associates, a human resources consulting and outsourcing firm, in a variety of positions of increasing responsibility. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

The board of directors unanimously recommends a vote

FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Mark W. Kowlzan, our chairman and chief executive officer, and Paul T. Stecko, our former chairman who served as an executive officer from 1999 to 2013 and in an advisory capacity through the end of 2017, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 23, 2021 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationships in making its determination.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Accordingly, we do not consider any such transactions to impair their independence. As Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement.

We purchase services in the ordinary course of business from GATX Corporation, which employs Mr. Lyons as Executive Vice President and President— Rail North America. The amount of 2020 purchases was approximately $320,000, which is less than 0.1% of the 2020 sales of each of GATX and PCA. Mr. Lyons is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Mr. Lyons and PCA, and determined him to be independent and eligible to serve on the audit committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute nine of the eleven nominees for election to the board, are independent: Cheryl K. Beebe, Duane C. Farrington, Donna A. Harman, Robert C. Lyons, Thomas P. Maurer, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum.

2020 Board of Directors Meetings

The board met four times during 2020. All nominees for election at the 2021 annual meeting attended at least 75% of the meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2020 Annual Meeting of Stockholders telephonically due to COVID-19 travel restrictions, and all of our directors are expected to attend the 2021 Annual Meeting of Stockholders in person or telephonically.

Leadership Structure

Effective January 1, 2016, the board determined to combine the roles of Chairman and Chief Executive Officer because of the efficiency and effectiveness of board conduct and proceedings gained from Mr. Kowlzan’s familiarity with our operations as a result of serving as chief executive officer and a director, enabling the board to focus on the most relevant decisions, issues and risks involving the company. As the company’s strategy focuses on operational excellence, the board believes that familiarity with company operations is important to board leadership, which is achieved under the current leadership structures.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “lead director.” The lead director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the lead director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liaison between the management directors and independent directors when circumstances dictate; participate actively in any recruitment of new directors; regularly meet with the CEO to provide board feedback; and perform such other functions as the independent directors may designate from time to time. The independent directors meet in executive sessions at every regularly scheduled board meeting and otherwise as necessary, and met in executive session four times during 2020.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee and annually with the full board. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, our internal audit department, our chief technology officer, our general counsel and our chairman and chief executive officer, periodically presents and discusses with the board risk assessments focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 23, 2021 board meeting. Key topics discussed during the year included the assessment of our environmental, health and safety management and compliance programs, insurance and risk management, our legal compliance programs and objectives, cybersecurity risks, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The nominating and governance committee met two times during 2020.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments;

•	review of related party transactions under our related party transaction policy;

•	leading our annual board evaluation; and

•	review of our corporate governance attributes.

The committee leads our board recruiting and nominating efforts, as well as annual performance evaluations of the board, its committees and its members. Areas covered include quality of information provided to the board, the quality of interaction between the board and management, the frequency of meetings of the board and the overall effectiveness of board proceedings, conduct and leadership.

The nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The committee will also recruit new directors from a pool that includes qualified minority and/or female candidates.

The committee also considers diversity as a factor in seeking new candidates and recruited and elected one female candidate in the last five years, such candidate being the only new director elected to PCA’s board in that time period. PCA’s board includes two female members (Ms. Harman and Ms. Beebe) and one African-American member (Mr. Farrington). The committee believes that the diversity that exists in the board composition is a benefit to PCA, and, in accordance with its recruitment policy, will continue efforts to recruit candidates from a pool that includes qualified diverse candidates when openings on the board exist.

Among other things, the primary skills and experience sought by the committee and the board include relevant leadership or technical experience in the paper and packaging sectors, expertise in capital allocation and decision making, senior leadership experience in complex business environments, sustainability, governance and public policy expertise and expertise in finance, accounting and information technology systems and security. Multiple board members possess each of these attributes. Accordingly, the committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

We have not established term limits or a mandatory retirement age from our board. As our board is focused on our strategic goal of operational excellence and capital management in furtherance of such goal, it is important for board members to have a high degree of familiarity with our operations. We believe that experience gained from board service promotes this objective, and has helped lead to a well-functioning and highly performing board, driving strong company performance that generates shareholder value. The median tenure of our board members is 11 years.

For more information on consideration of nominees for our board, see “Other Information—Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must satisfy all independence standards applicable to compensation committee members as set forth in the rules of the SEC and the listing standards of the New York Stock Exchange. The committee must have two members that qualify as “non-employee directors” pursuant to SEC Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). As composed, the committee satisfies these standards. The committee met six times during 2020.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The committee maintains a Section 162(m) subcommittee, which consists of Mr. Woodrum and Mr. Porter. This subcommittee has the responsibility of considering and approving compensation for our executive officers which is intended to qualify as “performance based compensation” under Code Section 162(m). Recent tax legislation has eliminated the “performance based compensation” exemption from Section 162(m)’s deduction limit, subject to transition rules. We will retain the subcommittee for the purpose of awarding equity compensation that is intended to qualify to the “short swing trading” exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934.

The written charters of the compensation committee and the subcommittee are available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee and the subcommittee is determined by its chairman with the assistance of Mr. Pflederer, our general counsel and corporate secretary. Mr. Kowlzan and Mr. Pflederer regularly attend meetings. Due to his familiarity with our compensation history, philosophy and objectives, Mr. Stecko also attends meetings of the committee by invitation. At meetings in which compensation decisions are made for the executive officers, the committee or subcommittee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors and the human resources department support the committee and the subcommittee in their duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisors, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. The only transaction during 2020 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services was the sale of approximately $600,000 of products and services to The Topps Company, Inc.

Audit Committee

Ms. Beebe (Chair), Mr. Farrington, Ms. Harman, Mr. Lyons and Mr. Maurer serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe, Mr. Lyons and Mr. Maurer is an “audit committee financial expert” within the meaning of SEC rules. The committee met ten times during 2020.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Sustainability Committee

Effective on the date of the 2021 Annual Meeting, we will form a sustainability committee of the board of directors. Upon its formation, Ms. Harman (chair), Mr. Kowlzan and Mr. Porter will serve on the committee.

The sustainability committee’s primary responsibilities will include, among other things:

•	environmental, health and safety compliance and performance;

•	oversight of the company’s strategy and effectiveness with respect to environmental stewardship, climate change and sustainability matters;

•	oversight of the company’s response to the regulatory landscape involving environmental stewardship health and safety, climate change and sustainability matters; and

•	oversight of the company’s communications with stakeholders on environmental stewardship, climate change and sustainability performance.

The written charter of the sustainability committee will be available on our website at www.packagingcorp.com under the Section Investor Relations—Corporate Governance on or around the date of the 2021 Annual Meeting.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the lead director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1 N. Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate security department. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our Code of Ethics and Business Conduct. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Code of Ethics and Business Conduct and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 2 ON PROXY CARD

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2021, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of KPMG LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2021.

Fees to the Independent Registered Public Accounting Firm

Audit Fees.    Fees to KPMG LLP for audit services totaled approximately $3,567,000 for 2019 and $3,510,000 for 2020, including, fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q and accounting consultations.

Audit-Related Fees.    Fees to KPMG LLP for audit-related services totaled approximately $130,000 for 2019 and $26,000 for 2020. Audit-related services principally include benefit plan audits in 2019 and other services reasonably related to the audit in both years.

Tax Fees.    Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to KPMG LLP in 2019 or 2020.

All Other Fees.    We did not pay any other audit related fees to KPMG LLP in 2019 or 2020.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2020, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with KPMG LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

(3) received the written disclosure and letter from such independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at its February 23, 2021 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Duane C. Farrington

Donna A. Harman

Robert C. Lyons

Thomas P. Maurer

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 3 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Officer and Director Compensation” sections of this proxy statement immediately following to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate to further our business objectives, is competitive and aligns the interests of management and our stockholders. We believe that our program has been a key factor in the successful management of our company, driving our consistently strong performance in the paper and packaging industry. We discuss our compensation philosophy, the elements of compensation and our compensation decisions in more detail in the “Compensation Discussion and Analysis” immediately following.

We will continue to hold annual advisory votes on the compensation of our named executive officers until the next required stockholder advisory vote on the frequency of advisory votes on executive compensation. We are asking stockholders to approve the following advisory resolution at the 2021 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation committee of our board of directors oversees the executive compensation program. The committee intends for the program to accomplish the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The committee believes that these objectives have been accomplished, with the company’s management driving consistently strong performance in our industry and substantial returns for our investors since our inception.

2020 Summary

PCA successfully managed through unprecedented conditions brought on by the COVID-19 pandemic. PCA is very proud of its employees for their unwavering commitment to serving PCA’s customers and communities. The company has safely operated through the pandemic and managed to serve its customers’ growing needs. While the paper business experienced severe demand declines with the closure of offices and schools, the packaging business experienced higher demand as an essential business serving the North American supply chain, driven by food and beverage, consumer product and e-commerce customer needs.

Reported earnings per share, including special items, were $4.84 in 2020 compared to $7.34 in 2019. Earnings per share, excluding special items1, were $5.78 in 2020, compared to $7.65 in 2019. Earnings were negatively affected during the year by lower paper business production and volume, lower containerboard and corrugated products pricing and cost inflation, though strong packaging demand persisted throughout the year. The company continued to maintain strong margins and cash flows, bolstering its ability to execute its long-term strategic plans and balanced and disciplined approach to capital management. In December 2020, PCA announced a 27% increase to the dividend on its common stock. Earlier in 2021, PCA announced a conversion of the Number 3 Machine at its Jackson, Alabama mill to produce linerboard in a phased approach over the next three years, after successful trials conducted late in 2020. This project is expected to provide a runway for continued long-term packaging growth and drive shareholder value.

PCA’s performance has continued to reward its shareholders with long-term growth. Through the end of 2020, PCA’s one, three and five year cumulative total stockholder return (assuming reinvestment of dividends) is as follows:

One year:	27.3%
Three year:	25.3%
Five year:	153.5%

[1]

Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles (GAAP) are included on ANNEX A to this proxy statement as well as in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020 under the captions “Executive Summary” and “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

2020 Compensation Program Summary

PCA regularly reviews its compensation program and structure, both to assure appropriate incentives to drive industry-leading performance and alignment with the expectations of its shareholders and most recently made structural changes in 2018 to increase the proportion of long-term compensation in the overall mix of executive compensation, and make more compensation at-risk and subject to objective performance measures.

Our CEO’s 2020 target awarded compensation was $8.9 million and actual awarded compensation was $9.2 million. “Awarded compensation” includes base salary, the grant date fair value of stock awards and the annual cash incentive award. The elements of compensation were as follows:

•	Base salary. Our CEO’s 2020 base salary was $1.3 million, which was 15% of target awarded compensation and 14% of actual awarded compensation.

•

Annual incentive award. Our officers may earn an annual cash incentive award, which is determined based upon our earnings performance for the year. Our CEO’s target award of $1.975 million was 22% of target awarded compensation. Actual awards paid out at approximately 118% of target, which for the CEO was $2.3 million and 25% of actual awarded compensation.

•

Long-term equity awards. Long-term equity awards consisted of approximately equal portions of time-vesting restricted stock, performance units using return on invested capital as a performance measure (ROIC units) and performance units using total shareholder return as a performance measure (TSR Units). The grant date value of the long-term equity awards for our CEO was $5.6 million, which comprised 63% of our CEO’s target awarded compensation and 61% of actual awarded compensation for the year.

PCA’s actual awarded compensation for 2020 for our CEO increased approximately 6.5% from 2019 awarded compensation. The increase was primarily due to higher cash incentive awards, which were approximately 25% higher than 2019. Annual equity awards were approximately 1% higher than 2019 and base salaries were approximately 3% higher than 2019.

2020 Say on Pay Vote

We believe that our compensation practices have historically achieved an appropriate alignment of pay with company performance. Shareholders have overwhelmingly supported our practices, with our “say-on-pay” vote receiving at least 94% votes in favor over each of the last five years, with last year’s say-on-pay vote receiving 96% of the vote. We did not make material changes to our compensation practices in response to the vote, and considered shareholder expectations generally in light of best compensation practices when making the changes to our compensation practices described above.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business, these comparisons assist the committee’s decision making process.

At the direction of the committee, we have retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies and provide us with information in support of our compensation practices. The assessments include the compilation of compensation data from the peer group companies selected by management and approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Representatives of

Meridian and other consultants have not attended meetings of the compensation committee and have not otherwise participated in any compensation decisions or the design of our executive compensation program. In addition to the survey above, Meridian also provides us with a director compensation survey and assists us with the determination of the grant date value of the TSR Units include in our equity awards.

Compensation is compared to a peer group designed to include: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related paper, packaging or container industries or in the basic materials sector and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization; (3) other companies of similar size and scope in the basic materials sector and (4) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. The group was unchanged from 2019 to 2020.

Company	Reason	2020 Revenues (in millions)	Market Capitalization as of 2/28/2021 (in millions)	2020 Total Stockholder Return	3-year Total Stockholder Return
Ashland Global Holdings, Inc.	Basic materials	$2,326	$5,135	5.1%	16.0%
Avery Dennison Corporation	Related industry	6,972	14,925	20.8%	43.1%
Ball Corporation	Related industry	11,781	28,287	45.2%	152.6%
Berry Global, Inc.	Related industry	11,709	7,520	18.3%	-4.2%
Celanese Corporation	Basic materials	5,655	15,848	8.3%	29.7%
Crown Holdings Inc.	Related industry	11,575	12,795	38.1%	78.1%
Domtar Corporation	Direct industry competitor	3,652	2,064	-15.3%	-28.9%
Eastman Chemical Co.	Basic materials	8,473	14,967	31.5%	19.2%
Graphic Packaging Holding Company	Related industry	6,560	4,292	3.9%	17.0%
Greif, Inc.	Related industry	4,515	2,345	11.4%	-12.1%
Ingredion Incorporated	Local manufacturing company	5,987	6,076	-12.6%	-38.8%
International Paper Company	Direct industry competitor	20,580	19,817	13.6%	-1.9%
OI Glass, Inc.	Related industry	6,091	1,853	0.2%	-45.2%
Sealed Air Corporation	Related industry	4,903	6,549	17.0%	-2.4%
The Sherwin Williams Corporation.	Basic materials	18,362	59,988	27.1%	84.0%
Sonoco Products Company	Related industry	5,237	6,105	-0.8%	22.3%
Tenneco, Inc.	Local manufacturing company	15,379	891	-19.1%	-81.3%
WestRock Company	Direct industry competitor	17,579	11,650	4.6%	-23.1%
Weyerhaeuser Company	Related industry	7,532	25,738	13.1%	6.2%
Packaging Corporation of America		6,658	12,577	27.3%	25.3%

PCA’s 2020 revenues are at approximately the median of the group, its market capitalization is slightly above the median of the group, its one-year total stockholder return is above the 75th percentile of the group and its three-year total stockholder return is at approximately the 75th percentile of the group.

In August 2020, Meridian completed a compensation assessment against the peer group, using the most recently filed proxy statements to obtain comparative 2019 compensation data. The committee uses the assessment to help ensure that our executive compensation is competitive and in line with industry and market practice. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation.

•

Our CEO, Mr. Kowlzan, had total compensation in 2019 at approximately the median of the peer group. Annual base salary and total cash compensation were above the 75th percentile of the peer group. Mr. Kowlzan’s long-term compensation was below the median of the peer group.

•

Mr. Hassfurther had the highest total compensation of the group when compared to the second-highest-paid named executive officers in the peer group, with his cash compensation and long-term compensation at the top of the peer group. In his 40-year career in the PCA packaging business, including 15 years in executive positions, Mr. Hassfurther has driven the profitable growth of our corrugated products business, which has contributed to our industry-leading performance and the creation of substantial shareholder value. In addition to considering the peer group information, the committee considers Mr. Hassfurther’s compensation in relation to Mr. Kowlzan’s compensation, and targets compensation for him between the high end of the competitive range for second-highest-paid officers in our peer group and the compensation of Mr. Kowlzan.

•

Mr. Mundy’s 2019 compensation was at approximately the 75th percentile of the CFOs of the peer group, with cash compensation above the 75th percentile of the peer group and long-term compensation at the median of the peer group.

•

Mr. Carter had total compensation between the median and the 75th percentile, when compared to the fourth-highest-paid named executive officers in the peer group. Cash compensation and long-term compensation were between the median and the 75th percentile.

•

Mr. Shirley had total compensation between the median and the 75th percentile, when compared to the fifth-highest paid named executive officers in the peer group. Cash compensation and long-term compensation were both between the median and the 75th percentile.

The committee was generally satisfied with the competitive placement of our officers in 2019, the year surveyed. Based on its review of this assessment, the committee did not make any significant changes to the overall compensation objectives, structure and opportunities for 2020.

Elements of Compensation

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Base salary levels are designed to be competitive with peer companies, while taking into account individual experience, performance and accomplishments. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. During 2020, base salaries were increased by approximately 3% for each named executive officer.

Annual Cash Incentive Awards

Overview.    Our annual cash incentive award program under our Executive Incentive Compensation Plan (EICP) is designed to motivate performance in the most important aspects of our business. Threshold, target and maximum awards and performance measures to be considered for actual payouts are determined during the year, and payouts are determined based on consideration of actual performance at or around year end.

The committee normally establishes target awards, and payout and performance matrices at its regularly-scheduled February meeting at which time the company’s annual operating plan (AOP) is discussed and approved by the board. Forecasted annual earnings per share, excluding special items, in the AOP served as the performance measure for the annual cash incentive award in 2019, which was the first year the committee determined the annual cash incentive awards solely based on an objective performance measure.

In February 2020, the AOP was established without making any assumptions regarding the ultimate impact of the COVID-19 pandemic on PCA’s results. Because of the significant uncertainties that existed in February 2020, however, including the potential effects of the pandemic on our operations, demand for our products and business conditions, the committee did not establish any performance targets or payout and performance matrix for the 2020 EICP. At the May meeting, the committee established target awards for the named executive officers that were approximately 25% lower than the 2019 target awards.

In light of the rapidly evolving circumstances of 2020, the committee re-evaluated its approach to the 2020 EICP. Due to considerable uncertainty affecting business conditions and difficulty forecasting performance (which also led the company to suspend providing quarterly earnings guidance), the committee returned primarily to a subjective analysis of factors involving the company’s performance in determining EICP award levels for 2020. As part of its subjective analysis, the committee reviewed on a quarterly basis our earnings per share, excluding special items, both in absolute terms and against internal management forecasts (taking into account management’s assessment of the effects of the pandemic on our operations), prevailing operating conditions affecting our businesses, progress on ongoing strategic efforts and overall financial health, including liquidity, cash position and leverage and used its business judgment to determine appropriate officer award levels. As a secondary analysis, the committee also reviewed our earnings per share, excluding special items, against the forecasted level in the AOP which had been determined without regard to any pandemic effect and applied a similar formulaic performance and payout matrix that the committee used in 2019 for purposes of determining 2019 awards. This analysis served to support the committee’s determination of awards.

Target Award Levels.    Target award level, thresholds and maximums are determined based upon our review of competitive information and historical award payouts and the importance to our business of, and our expectations for, the individual positions. Our maximum 2020 EICP award level was 180% of target (which resulted in a maximum possible award of approximately $3.6 million for Mr. Kowlzan, our CEO). These maximums were determined largely to be competitive with maximum award opportunities for peer group companies. The 2020 target awards were $1,975,000 for Mr. Kowlzan; $1,333,333 for Mr. Hassfurther; $890,000 for Mr. Mundy; $475,000 for Mr. Carter; and $445,000 for Mr. Shirley. Target award levels were approximately 25% lower than 2019 target award levels due to lower forecasted earnings.

Committee Performance Review.    The committee reviewed the company’s performance each quarter, including earnings for the quarter on an absolute basis and against the company’s internal forecast for the quarter, management’s assessment of operating conditions affecting our businesses, progress on strategic efforts and overall company health, taking into consideration liquidity, cash position and leverage. In particular the committee considered:

•

The company maintained safe operations as an essential business through the pandemic in accordance with the requirements of the Center for Disease Control and managed to serve its customers through operating challenges brought on by the pandemic, and unprecedented demand in the packaging business.

•

Excluding special items, the company earned $1.50 per share during the first quarter, $1.38 during the second quarter, $1.57 during the third quarter and $1.33 during the fourth quarter[2]. Internally forecasted earnings per share, excluding special items, for each quarter were $1.20, $1.01, $1.38 and $1.20. These forecasts were prepared at the beginning of each quarter and, starting with the second

[2]

Earnings per share excluding special items is a Non-GAAP financial measure. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with GAAP are included in ANNEX A to this proxy statement.

quarter, reflected management’s forecast of operating conditions and the effect on our business as a result of the pandemic. In all cases, earnings remained robust and exceeded internal forecasts for the quarter.

•

Paper segment operating conditions deteriorated significantly during the year due to the pandemic as business and school closures resulted in lower demand for cut-sized office paper. Due to lower demand for our paper products, our Jackson white paper mill, which has historically produced paper products, was idled during the majority of the second and third quarters. Beginning in the second quarter, profitability for the paper business significantly declined year over year.

•

Demand for packaging segment products increased during the first quarter and accelerated throughout the year, reaching unprecedented levels and driving strong profitability significantly in excess of internal forecasts. As a result of such unprecedent demand, the Jackson mill was restarted during the fourth quarter and we successfully began to produce linerboard to provide needed containerboard to produce our corrugated products and serve our customers. Our containerboard and corrugated product prices were at lower levels throughout 2020 than the two prior years and began to improve early in 2021.

•	The company successfully executed multiple strategic capital projects in its corrugated operations, driving efficiency, productivity and improving the company’s ability to serve its customers.

•

The company continued to generate cash, and maintained a strong balance sheet and substantial liquidity throughout the year, with approximately $1.1 billion of cash and marketable debt securities and $326 million of revolving credit borrowing availability at year end. The company’s stock price improved throughout the year, closing at $137.91 on December 31, 2020 up from $111.99 at the end of 2019. In December 2020, the company increased its common stock dividend payout by 27%.

The committee considered these factors in its decisions to pay awards out to the named officers in the range of 115% to 118% of target, which represents 125% of 2019 payouts. The committee’s consideration of factors described above indicated that awards should be increased from 2019 levels as the company operated safely during the pandemic, achieved better-than-expected earnings performance and maintained financial strength. In considering the amount of the increase, the committee considered the high degree of difficulty brought on by the pandemic, moderated by the fact that overall earnings were lower than levels achieved in 2017 through 2019. The committee also considered strategic accomplishments, including success in capital project implementation in our corrugated operations and successful trials of production of containerboard at the Jackson mill, which provided immediate supply needed to satisfy customer demand late in the year and was an important factor in our assessment and approval of our recently announced conversion project at the mill.

Consideration of Formulaic Outcome.    In 2019, the committee utilized a formulaic approach to determine payouts under the annual cash incentive plan, with company earnings per share excluding special items serving as the performance measure. At the end of 2020, the committee reviewed paying out awards using a similar methodology that it used to determine awards in 2019, comparing actual 2020 earnings per share, excluding special items, to the forecasted level in the AOP of $5.50, which was determined early in the year without consideration of any impact of the COVID-19 pandemic. The company achieved earnings of $5.78 per share, excluding special items, for the year, which exceeded target performance. Under a similar payout and performance matrix as used in 2019, awards would be paid out at 115% of target. As the outcome was very similar to the committee’s determination described above, this analysis served to support the committee’s determination of 2020 EICP awards.

Long-Term Equity Awards

Overview.     Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our equity awards have resulted in substantial share ownership by our officers. Annual awards have historically been made to the named executive officers on the same date as other plan participants. Beginning in 2020, to assist with our overall compensation planning and administration processes, we began to make equity awards to all eligible executive and non-executive recipients in the regularly scheduled February meetings of the board of directors and compensation committee at the same time we establish annual incentive award targets and approve our AOP.

2020 Award Values.    Long-term equity award values in 2020 were increased by approximately 1% for each officer from 2019 grant date values of awards. The committee continued to use the same approach as it used in 2018 and 2019 to determine the structure and amount of awards made to the officers. In terms of grant date value, 2020 award levels were adjusted upward modestly as the stock price slightly increased between the 2019 award date and mid-February 2020, when award values were determined for 2020 award planning purposes.

Equity Award Structure.     As we did in 2018 and 2019, we made three forms of equity awards in 2020 to our executive officers in approximately equal amounts of time vesting restricted stock, ROIC Units and TSR Units. Restricted stock cliff vests four years after the date of award and the ROIC and TSR Units vest based upon relative return on invested capital and total stockholder return performance, respectively, against a peer group over the relevant performance period.

The amount paid out under the ROIC Units and the TSR Units will be determined based upon our performance on the applicable performance measure compared to a peer group consisting of the following companies: AptarGroup, Inc; Avery Dennison Corporation; Berry Global, Inc.; Cascades, Inc.; Celanese Corporation; Clearwater Paper Corporation; Crown Holdings, Inc.; Domtar Corporation; PH Glatfelter Co.; Graphic Packaging Holding Company; Greif, Inc.; International Paper Company; OI Glass, Inc.; Resolute Forest Products, Inc.; Sealed Air Corporation; The Sherwin Williams Corporation; Silgan Holdings Inc.; Sonoco Products Co.; and WestRock Company. Holders will also receive dividend equivalents upon vesting with a value equal to the amount of dividends accrued on the shares that actually vest. Dividend equivalents will be paid in cash, unless the committee determines to pay them in shares.

The peer group was intended to be a comprehensive group of publicly traded paper, packaging and other industrial companies, which may compete with us for investor capital. The peer group was not changed from 2019. This group is not intended to be the same group used for comparative assessments as described above under “—Comparative Assessments.”

For the ROIC Units, annual return on invested capital for PCA and each peer company will be calculated for 2020, 2021, 2022 and 2023 and averaged. Return on invested capital means pre-tax operating profit before publicly reported special items divided by the sum of debt and equity. The ROIC Units will vest and pay out on February 25, 2024, the fourth anniversary of the date of the award, as long as the recipient is employed by, or otherwise provides services to, PCA. PCA must perform above the median of the group for the ROIC units to pay out at or above target. If PCA performs in the top three companies in the group, the units will pay out at 120% for first place, 113.33% for second place and 106.66% for third place. If PCA performs between median and fourth place, the units will pay out at 100%. If PCA performs in the third quartile of the group, a number of shares between 40% and 100% of the target number of shares will pay out. If PCA performs in the fourth quartile, no shares will vest. ROIC Units awarded between 2018 and 2020 do not include the discretionary vesting component included in prior year awards and described below under “—Prior Year Awards.”

For the TSR Units, total stockholder return for PCA and each peer company will be calculated for the period beginning on March 1, 2020 and ending on February 28, 2023. The TSR Units will vest and pay out after certification of performance by the committee promptly after the end of the performance period. PCA must perform above the median of the group for the TSR Units to pay out at or above target. If PCA is the highest performer in the peer group, 200% of the target number of shares will vest. If PCA performs between the median and the highest performer of the group, a number of shares between 100% and 200% of the target number of shares will vest. If PCA performs between the 33.33rd percentile and the median, a number of shares between 0% and 100% of the target number of shares will vest. If PCA performs below the 33.33rd percentile, then no shares will vest. The actual number of shares vesting within each range will be determined based upon linear interpolation of PCA’s performance within that range.

Payout of Prior Year Awards.    The performance period for the ROIC performance units awarded in 2016 ended on December 31, 2019. PCA achieved the highest average return on invested capital of the peer group companies for the three years in the performance period, resulting in 100% of the target shares under the units being earned. Under the terms of those performance units, with top quartile vesting, the committee retained the discretion to award an additional 20% of the target shares at or around the time of the vesting of those units on June 20, 2020 considering factors that it determined to be appropriate. The committee determined not to award shares in 2020 pursuant to this discretionary vesting component and considered its decision not to make such an award as part of its overall determination of 2020 awards.

The performance period for the ROIC performance units awarded in 2017 ended on December 31, 2020. PCA achieved the second-highest average return on invested capital of the peer group companies for the three years in the performance period, resulting in 100% of the target shares under the units being earned, subject to continued service through June 21, 2021, the vesting date. The number of shares earned by each named executive officer is as follows: Mr. Kowlzan, 23,096 shares; Mr. Hassfurther, 14,809 shares; Mr. Mundy 4,596 shares; and Mr. Carter, 4,775 shares, plus, in all cases, shares with a value equal to all dividends declared on the shares earned. Under the terms of those performance units, the committee has the discretion to award up to 20% of the target shares on or around the vesting date of June 21, 2021.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, each of whom previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, were allowed to continue to participate in the Pactiv pension plans and Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes incentive awards and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Mundy and Mr. Carter do not receive any pension benefits because they joined PCA after April 12, 1999.

401(k) Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. We have historically provided to PCA employees a company matching contribution of up to 5.2% of participant contributions and a company retirement contribution for employees not eligible to participate in our defined benefit pension plan, including Mr. Mundy and Mr. Carter. For certain highly compensated salaried employees including the named executive officers, who make the maximum contribution to the plan permitted by tax regulations, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary non-qualified deferred compensation plan for eligible officers, including the named executive officers. Certain officers not eligible to participate in the defined benefit pension plan, including Mr. Mundy and Mr. Carter, receive an annual contribution to the deferred compensation plan in lieu of pension benefits.

Perquisites

Other than club memberships for officers and key management with sales responsibilities, including Mr. Hassfurther, we do not provide perquisites.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or a Change of Control

Changes in employment status such as termination, death or disability, a change of control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements and acceleration of certain equity awards for named executive officers on a case-by-case basis in the event of a retirement or termination.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those eligible named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock and ROIC Units awarded in 2017 will lapse and performance units will be paid out at 100%. In the event of death, (a) the TSR Units will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC Units awarded in 2018 and after will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR Units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (b) ROIC Units awarded in 2018 and after will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Payments Made Upon a Change of Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change of control. Equity awards include double trigger change of control provisions. If a substitute equity award meeting certain conditions is provided to the executive officer in connection with a change of control, that award will not vest as a result of the change of control unless the officer’s employment is terminated or the officer resigns for good reason within two years after a change of control. “Good reason” includes breach of certain obligations by the company, diminution of duties or authority of the officer, certain reductions of compensation of the officer or relocation of the principal office where the officer works.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee. The committee will assess post-retirement arrangements with retiring named executive officers on a case-by-case basis, taking into account transitional needs, expertise needed, customer relationships, the company’s succession plans and other factors, such as non-competition and non-solicitation covenants, that the committee determines to be important.

Tax Implications

The committee has considered the provisions of Code Section 162(m), which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. This limitation previously did not apply to compensation that met the Code requirements for “qualifying performance-based” compensation. In the past, we designed our compensation programs to qualify for this performance-based exception by, for example, establishing shareholder-approved performance goals and maximum amounts that could be granted to executive officers. With the passage of the Tax Cuts and Jobs Act of 2017, this exemption has been removed, effective for taxable years beginning after December 31, 2017. Compensation paid to our covered executive officers in excess of $1 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Although the committee will continue to consider tax deductibility of compensation as one of many factors, the committee believes that it is in the best interests of our shareholders and our company to maintain the flexibility to structure our compensation programs to appropriately and competitively compensate our executive officers, even if these programs may result in non-deductible compensation expense.

Policies Applicable to Executive Officers

Trading in Our Stock

Our trading policy prohibits our directors and executive officers from participating in short-swing trading, short selling or pledging our stock. Our policy prohibits certain hedging transactions, including transactions in options and other derivative securities relating to PCA common stock in any market. All transactions in PCA common stock by our directors and executive officers are subject to trading window periods and additionally must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

Compensation Recovery Policy

We have an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company’s reported financial results. The named executive officers are included within this policy. If the compensation committee determines that any compensation was made to one of the covered officers based on later restated financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the reported financial statements that were restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual. The compensation committee will revise the policy consistent with regulations under the Dodd-Frank Act once those regulations are final.

Share Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our executive officers. The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents and Senior Vice Presidents first elected before 2019; and

•	3x annual base salary for other executive officers

Non-management directors must hold stock having a value equal to at least $325,000.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans; and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance units do not count toward achievement of the share ownership guidelines.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and named executive officers are in compliance with, or are achieving adequate progress towards, the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair

Samuel M. Mencoff

Roger B. Porter

Thomas S. Souleles

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan	2020	1,302,438	5,575,067	2,333,750	1,164,693	67,726	10,443,674
Chief Executive Officer	2019	1,264,500	5,519,946	1,867,000	1,620,917	65,754	10,338,117
	2018	1,227,504	6,000,007	2,660,000	314,228	63,830	10,265,570
Thomas A. Hassfurther	2020	1,027,944	3,856,265	1,571,250	1,261,705	100,412	7,817,576
Executive Vice President— Corrugated Products	2019	998,004	3,818,149	1,257,000	1,866,044	107,337	8,046,535
	2018	968,754	4,150,026	1,798,500	277,688	103,110	7,298,079
Robert P. Mundy	2020	696,282	1,463,395	1,048,750	—	100,957	3,309,384
Executive Vice President and Chief Financial Officer	2019	676,002	1,448,925	839,000	—	95,952	3,059,880
	2018	656,004	1,300,120	1,200,500	—	93,262	3,249,887
Charles J. Carter	2020	650,964	1,207,988	556,250	—	98,272	2,513,474
Senior Vice President— Containerboard Mill Operations	2019	632,004	1,196,153	445,000	—	92,864	2,366,022
	2018	613,500	1,300,120	585,500	—	90,227	2,589,348
Donald R. Shirley	2020	566,502	939,321	513,750	430,427	29,458	2,479,458
Senior Vice President, Corporate Engineering and Process Technology	2019	499,189	929,956	411,000	388,355	25,958	2,254,459

(1)

The values shown for stock awards reflect the grant date fair value of the award determined in accordance with FASB ASC Topic 718, as more fully described in Note 14 to the consolidated financial statements included in our annual report accompanying this proxy statement.

The grant date fair value of restricted stock awarded is the closing price of PCA common stock on the date of the award.

The grant date fair values of the ROIC Units awarded in 2020 (as described in “Compensation Discussion and Analysis—Long-Term Equity Awards—Equity Award Structure”), based upon the probable outcome of the performance conditions, which was 100%, are $1,858,353, $1,285,414, $487,805, $402,670 and $313,104 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. The grant date fair values of the awards at a maximum payout of 120% are $2,230,024, $1,542,497, $585,366, $483,204, and $375,725 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

The grant date fair values of the TSR Units awarded in 2020 (as described in “Compensation Discussion and Analysis—Long-Term Equity Awards—Equity Award Structure”) as determined based upon a Monte Carlo simulation as prescribed by FASB ASC Topic 718 are $1,858,361, $1,285,438, $487,786, $402,648, and $313,113 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. The grant date fair values of the awards at a maximum payout of 200% are $3,716,722, $2,570,876, $975,572, $805,296, and $626,226 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley respectively.

(2)

Non-equity incentive plan awards for 2020 to the named executive officers averaged 118% of the target awards under our Executive Incentive Compensation Plan. The 2020 target awards and the actual awards are summarized in the following table.

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$1,975,000	$2,333,750	118%
Thomas A. Hassfurther	1,333,333	1,571,250	118%
Robert P. Mundy	890,000	1,048,750	118%
Charles J. Carter	475,000	556,250	117%
Donald R. Shirley	445,000	513,750	115%
Total	5,118,333	6,023,750	118%

(3)

For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2020” below. Mr. Mundy and Mr. Carter do not participate in our defined benefit pension plans.

2020 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of $112,579, $53,377 and $175,947, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,052,114, $1,208,329 and $254,480, respectively.

2019 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of $137,097, $79,554 and $180,536 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,483,821, $1,786,491 and $207,819, respectively.

2018 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $(13,145) and $(48,976) respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $327,374 and $326,664, respectively.

(4)	“All Other Compensation” for 2020 is broken down as follows:

	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Supplemental Taxable Compensation for Company Matching	Club Memberships
Mark W. Kowlzan	16,907	—	50,819	—
Thomas A. Hassfurther	17,112	—	36,341	46,959
Robert P. Mundy	25,521	56,200	19,236	—
Charles J. Carter	27,628	53,700	16,944	—
Donald R. Shirley	12,768	—	16,691	—

The methodology for calculating the aggregate incremental cost for payments for club membership dues for Mr. Hassfurther is the actual amounts paid without any tax gross-up.

Grants of Plan-Based Awards for 2020

The following table describes the plan-based awards made in 2020, including the annual restricted stock awards, the performance unit awards and the annual cash incentive awards made to the named executive officers during the year.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under -Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards(2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Kowlzan
Restricted Stock	2/25/2020							19,711	1,858,353
ROIC Units	2/25/2020				7,884	19,711	23,653		1,858,353
TSR Units	2/25/2020				0	17,746	35,492		1,858,361
Annual Cash Incentive		$0	$1,975,000	$3,600,000
Thomas A. Hassfurther
Restricted Stock	2/25/2020							13,634	1,285,414
ROIC Units	2/25/2020				5,454	13,634	16,361		1,285,414
TSR Units	2/25/2020				0	12,275	24,550		1,285,438
Annual Cash Incentive		0	1,333,333	2,400,000
Robert P. Mundy
Restricted Stock	2/25/2020							5,174	487,805
ROIC Units	2/25/2020				2,070	5,174	6,209		487,805
TSR Units	2/25/2020				0	4,658	9,316		487,786
Annual Cash Incentive		0	890,000	1,600,000
Charles J. Carter
Restricted Stock	2/25/2020							4,271	402,670
ROIC Units	2/25/2020				1,708	4,271	5,125		402,670
TSR Units	2/25/2020				0	3,845	7,690		402,648
Annual Cash Incentive		0	475,000	900,000
Donald R. Shirley
Restricted Stock	2/25/2020							3,321	313,104
ROIC Units	2/25/2020				1,328	3,321	3,985		313,104
TSR Units	2/25/2020				0	2,990	5,980		313,113
Annual Cash Incentive		0	445,000	855,000

(1)

The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2020 threshold, target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis-Annual Cash Incentive Awards.” The 2020 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(2)

The grant date fair value of our stock awards is determined in accordance with FASB ASC Topic 718. Please refer to Note 14 of our consolidated financial statements included in the accompanying annual report for a description of how such value is determined.

Restricted stock may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by, serve as a director of, or otherwise provide services to, PCA on the vesting date (the “service condition”). Restricted stock vests in full on the fourth anniversary of the date of the award. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

ROIC Units vest and pay out on the fourth anniversary of the date of the award. Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 40% to 120% of the number of units awarded and is determined based upon our average annual return on invested capital for the performance period consisting of the years 2020, 2021, 2022 and 2023 compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in cash or, if the committee so elects, a number of shares equal in value to the cumulative dividends actually paid on the number of shares that pay out. The grant date fair value is based upon the probable outcome of the performance conditions, which was 100%. The grant date fair values of the awards at a maximum payout of 120% are $2,230,024, $1,542,497, $585,366, $483,204, and $375,725 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

TSR Units vest and pay out after the end of the three-year performance period (March 1, 2020 to February 28, 2023). Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 0% to 200% of the number of units awarded and is determined based upon our total stockholder return for the performance period compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in cash or, if the committee so elects, a number of shares equal in value to the cumulative dividends actually paid on the number of shares that pay out. The grant date fair value is based upon a Monte Carlo simulation as provided by FASB ASC Topic 718. The grant date fair values of the awards at a maximum payout of 200% are $3,716,722, $2,570,876, $975,572, $805,296, and $626,226 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley respectively.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2020

	Stock Awards(1)
Name	Number of Shares, or Units of Stock That Have Not Vested (1)	Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares,Units, or Other Rights That Have Not Vested (#)(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)(3)
Mark W. Kowlzan	104,462	$14,406,354	174,790	$24,105,289
Thomas A. Hassfurther	69,832	9,630,531	120,900	16,673,319
Robert P. Mundy	23,574	3,251,090	43,342	5,977,295
Charles J. Carter	22,159	3,055,948	37,874	5,223,203
Donald R. Shirley	12,320	1,699,051	20,115	2,774,060

(1)

The following table shows the year in which the restricted stock or restricted stock units held by the named executive officers will vest. The 2021 column includes shares earned by the named executive officers under ROIC Units for the 2018-2020 performance period that remain subject to continued service through June 21, 2021 as follows: Mr. Kowlzan: 23,096 shares; Mr. Hassfurther: 14,809 shares; Mr. Mundy, 4,596 shares; and Mr. Carter, 4,775 shares. At or around the time of vesting, the committee has the discretion to award up to an additional 20% of the number of such shares. Those shares are not reflected as any such award is solely at the discretion of the committee. The company will pay dividend equivalents equal to the value of dividends paid on such shares that actually vest. At the election of the committee, such dividend equivalents may be paid in cash or in shares. The value of accrued dividend equivalents on such shares as of December 31, 2020 is $249,206, $159,789, $49,591 and $51,522 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy and Mr. Carter, respectively. If we paid such dividend equivalents out in shares, on December 31, 2020, the number of shares paid out would be 1,807, 1,159, 360 and 374 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy and Mr. Carter, respectively. Such shares are not reflected in the table.

Name	2021	2022	2023	2024
Mark W. Kowlzan	46,192	17,449	19,303	19,711
Thomas A. Hassfurther	29,618	12,069	13,352	13,634
Robert P. Mundy	9,192	3,781	5,067	5,174
Charles J. Carter	9,550	3,781	4,183	4,271
Donald R. Shirley	2,693	3,054	3,252	3,321

(2)

The closing market price of our common stock on December 31, 2020, the last trading day of the year, was $137.91 per share. In all cases, the value includes the value of accrued dividend equivalents, determined as of December 31, 2020 on shares that have dividend equivalent rights, which include the earned shares pursuant to performance units vesting in 2021 described in Note 1 above and all shares that may be paid out pursuant to performance units described in Note 3 below. At the election of the committee, such dividend equivalents may be paid in cash or in shares.

(3)

The unearned shares identified in this column relate to potential future payouts pursuant to ROIC Units and TSR Units awarded in 2018, 2019 and 2020. ROIC Units vest and pay out on or around the fourth anniversary of the date of the award. TSR Units vest and pay out on or around the third anniversary of the date of the award.

Based on performance measured through December 31, 2020, all ROIC Units would pay out at or above the target level of performance. Accordingly, the number of shares that would be paid out pursuant to these units is presented at the maximum payout level of 120%. Based on performance measured through December 31, 2020, all TSR Units would pay out between the target level of performance and the maximum level of performance. Accordingly, the number of shares that would be paid out pursuant to these units is presented at the maximum payout level of 200%. For all units, dividend equivalents will be only paid to the extent the shares actually vest, and, at the election of the committee, will be paid in cash or shares at the time of vesting. The amount of total dividend equivalents accrued on the number of shares presented in the table through December 31, 2020 is: $946,806, $654,891, $227,947, $205,158 and $83,257 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. If we paid such dividend equivalents out in shares on December 31, 2020, the number of shares paid out would be 6,865, 4,749, 1,653, 1,488 and 608 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. Such shares are not reflected in the table.

	2021	2022		2023		2024
Name	TSR Units	ROIC Units	TSR Units	ROIC Units	TSR Units	ROIC Units
Mark W. Kowlzan	34,456	20,939	37,086	23,164	35,492	23,653
Thomas A. Hassfurther	23,832	14,483	25,652	16,022	24,550	16,361
Robert P. Mundy	7,466	4,537	9,734	6,080	9,316	6,209
Charles J. Carter	7,466	4,537	8,036	5,020	7,690	5,125
Donald R. Shirley	—	—	6,248	3,902	5,980	3,985

2020 Stock Vested Table

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	70,849	$6,983,642
Thomas A. Hassfurther	45,425	4,477,635
Robert P. Mundy	14,098	1,389,676
Charles J. Carter	14,646	1,443,719
Donald R. Shirley	3,721	366,779

Restricted stock and restricted stock units held by each of the officers vested on June 20, 2020. The amounts indicated in the table include shares earned by the named executive officers under ROIC units for the 2017-2019 performance period and dividend equivalents thereon paid out in shares, which remained subject to a service condition through June 20, 2020. The closing price of PCA’s common stock on the New York Stock Exchange on June 22, 2020, the first trading day after the vesting date, was $98.57. The amounts in the “Value Realized on Vesting” column include the value of fractional shares paid out in cash for dividend equivalents.

Pension Benefits as of December 31, 2020

Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in our defined benefit pension plans. Mr. Mundy and Mr. Carter do not participate in our defined benefit pension plans, as they joined PCA after April 12, 1999.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Mark W. Kowlzan	Plan 1	21.71	1,335,129	—
	Plan 2	21.71	8,997,237	—
Thomas A. Hassfurther	Plan 1	21.71	1,315,146	—
	Plan 2	21.71	11,194,035	—
Donald R. Shirley	Plan 1	21.71	804,735	—
	Plan 2	21.71	729,212	—

(1)

Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2020) (the “PCA Pension Plan”).

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2020).

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP. The maximum years of credited service for Mr. Hassfurther for purposes of the SERP is 45 years.

(2)

The present values of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2020 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2020. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each of Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley while employed by PCA is 21.71 years.

The present values of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2020 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 2.66% discount rate for Plan 1 and a 2.56% discount rate for Plan 2, the same discount rates we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the Amounts-weighted Pri-2012 Retiree Mortality Table with White Collar Adjustment projected generationally using MP-2020) but do not include a factor for preretirement termination, mortality, or disability. Amounts for the pension plans are based on the present value of the annuity elections reflected in the ASC 715 calculation.

2020 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	—	—	—	—	—
Thomas A. Hassfurther	—	—	1,379,818	—	5,483,490
Robert P. Mundy	—	56,200	154,105	—	478,150
Charles J. Carter	300,000	53,700	246,584	—	1,414,001
Donald R. Shirley	—	—	—	—	—

(1)

We provide annual deferred compensation account contributions to Mr. Mundy and Mr. Carter because they are not eligible to participate in our defined benefit pension plans. Amounts reported in this column were reported in the Summary Compensation Table as “All Other Income” for 2020.

(2)

Earnings on deferred compensation are not included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under our annual incentive plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); Prudential Core Plus Bond (intermediate to long term bond); and (iv) Northern Trust Collective S&P 500 (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Northern Trust Collective S&P 500, Fidelity Growth Company and Prudential Core Plus Bond Fund, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company option are also factored into the respective notional returns calculated for this investment option.

The rates of return for the deferred compensation investment options were as follows for 2020:

Fund Name	Annual Return%
Northern Trust Collective S&P 500	14.02
The Fidelity Growth Company	62.54
Prudential Core Plus Bond	8.72
The JPMorgan Chase Prime Rate	3.35

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of the deferred amounts are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administration Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or a Change of Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. If a named executive officer terminates or retires, post-termination arrangements or post-retirement arrangements would be considered on a case-by-case basis, and we will consider such arrangements if we require transitional services and/or non-competition or non-solicitation covenants. We would consider acceleration of unvested equity awards in connection with termination or retirement on a case-by-case basis. Based on the closing market price of our common stock of $137.91 on the New York Stock Exchange on December 31, 2020, the last trading day of the year, the value of unvested restricted stock and performance units, assuming payout at the target level of performance for all performance units, held by each named executive officer was: Mr. Kowlzan, $30,168,497; Mr. Hassfurther, $20,532,985; Mr. Mundy, $7,156,464; Mr. Carter, $6,471,309; and Mr. Shirley, $3,501,545.

Each of Mr. Kowlzan and Mr. Hassfurther are retirement eligible under the terms of the PCA Pension Plan, and, in the event of a termination, would be entitled to receive the benefits described above under “Pension Benefits as of December 31, 2020.”

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and performance units awarded in 2017 will vest at target. In the event of death, (a) TSR units awarded in or after 2018 will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC units awarded in or after 2018 will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (B) ROIC units awarded in or after 2018 will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Based on the closing market price of our common stock of $137.91 on the New York Stock Exchange on December 31, 2020, the last trading day of the year, (i) the value of unvested restricted stock and performance units held by each named executive officer that would vest as a result of death on December 31, 2020 was: Mr. Kowlzan, $28,485,543; Mr. Hassfurther, $19,368,883; Mr. Mundy, $6,711,309; Mr. Carter, $6,106,657; and Mr. Shirley, $3,205,426; and (ii) the value of unvested restricted stock and performance units held by each named executive officer that would vest as a result of disability on December 31, 2020 was: Mr. Kowlzan, $26,665,547; Mr. Hassfurther, $18,110,013; Mr. Mundy, $6,254,994; Mr. Carter, $5,712,303; and Mr. Shirley, $2,977,488. The foregoing values of awards that would vest upon death reflect the estimated degree of performance attained under the performance units through December 31, 2020. The value of performance units that would vest as a result of disability on December 31, 2020 is not determinable because the payout of those awards would depend on actual performance through the end of the performance period; accordingly, we have assumed that performance units will vest at the target level for purposes of the calculation made in clause (ii) of the previous sentence.

Our equity awards include double-trigger change-of-control provisions for restricted stock and performance units if a qualifying substitute equity award is made. Based on the closing market price of our common stock of $137.91 on the New York Stock Exchange on December 31, 2020, the last trading day of the year, the value of unvested restricted stock and performance units held by each named executive officer that would vest either as a result of death or disability if the officer terminated or resigned for good reason within two years after, the change of control, or if a qualifying substitute equity award was not awarded to such officer was: Mr. Kowlzan, $34,383,793; Mr. Hassfurther, $23,448,682; Mr. Mundy, $8,237,539; Mr. Carter, $7,384,663; and Mr. Shirley, $4,118,504. The foregoing values reflect the estimated degree of performance attained under the performance units through December 31, 2020.

Non-Employee Director Compensation

For service on the board, we do not compensate management. In 2020, non-employee directors received the compensation described below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Cheryl K. Beebe	180,000	70,017		250,017
Duane C. Farrington	165,000	70,017		235,017
Donna A. Harman	165,000	70,017		235,017
Robert C. Lyons	165,000	70,017		235,017
Thomas P. Maurer	165,000	70,017		235,017
Samuel M. Mencoff	180,000	70,017		250,017
Roger B. Porter	180,000	70,017		250,017
Paul T. Stecko	165,000	70,017	47,944	282,961
Thomas S. Souleles	165,000	70,017		235,017
James D. Woodrum	180,000	70,017		250,017

(1)	All stock awards are fully vested at the time of award.

Description of Fee Arrangements

Each non-management director receives annual fees of $235,000, of which $165,000 is paid in cash in quarterly installments and a number of fully vested shares of stock equal to $70,000, as valued on the date of the annual meeting of stockholders and rounded to the nearest whole share. The lead director and committee chairs receive additional annual cash fees of $15,000.

Each non-management director was awarded 749 fully vested shares on May 5, 2020, on which date the closing price of PCA’s common stock on the New York Stock Exchange was $93.48.

We annually review our director fees against our compensation peer group. Our compensation consultant, Meridian Compensation Partners, prepares an annual survey showing the amounts and fee structures of the members of the peer group used for comparing the executive officer compensation, as described under “Compensation Discussion & Analysis-Comparative Assessments.” The committee reviewed the survey that assessed 2019 director fees paid by the peer group companies.

Our approved annual director compensation in 2019 was between the 25th percentile and median of the peer group. We did not make any changes to our director compensation during 2020. Our compensation committee leads the annual review of director compensation and survey information. The full board approves director fees. Our shareholder-approved equity incentive plan includes a limit on outside director compensation of $650,000 per year.

Pension Benefits as of December 31, 2020

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1	14.71	545,810	51,239

Mr. Stecko retired as an officer of PCA at the end of 2013 and has continued to serve on our board of directors since his retirement. While he was employed by PCA, Mr. Stecko participated in the PCA Pension Plan described in Notes 1 and 2 to the “Pension Benefits as of December 31, 2020” table above. He did not participate in the SERP. He had 14.71 years of service under the plan through his retirement on December 30, 2013.

CHIEF EXECUTIVE OFFICER PAY RATIO

As disclosed in “Executive and Director Compensation—Summary Compensation Table,” the 2020 annual total compensation of our chief executive officer, Mark W. Kowlzan, was $10,443,674.

The 2020 annual total compensation of our median employee, as calculated in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K, was $72,774. We identified the 2020 median employee as of December 31, 2020 using gross earnings for our domestic employees as provided by our payroll system. As of December 31, 2020, we had approximately 15,200 employees, which included approximately 40 foreign employees. As permitted under applicable rules, we omitted our foreign employees from the determination, as our number of foreign employees is less than 5% of our total number of employees. As a result, we excluded approximately 20 Canadian employees and approximately 20 Hong Kong employees. We annualized compensation for employees hired during the year. We did not otherwise make adjustments or estimates in connection with our determination of the median employee.

The 2020 ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of our employees was 143.5 to 1.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2021:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 94,995,483 shares outstanding on February 28, 2021

Name of Beneficial Owner	Number of Shares Held	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(1)	11,425,388	12.0%
The Vanguard Group 100 Vanguard Blvd. Malvern PA, 19355(2)	10,522,496	11.1
BlackRock, Inc 55 East 52nd Street New York, NY 10055(3)	7,935,869	8.4
Capital World Investors 333 South Hope Street Los Angeles, CA 90071(4)	6,228,996	6.6

Mark W. Kowlzan(5)	455,055	*

Thomas A. Hassfurther(6)	269,421	*

Robert P. Mundy (7)	46,368	*

Charles J. Carter(8)	53,448	*

D. Ray Shirley(9)	23,656	*

Paul T. Stecko	26,804	*

Samuel M. Mencoff(10)	320,045	*

Cheryl K. Beebe	12,588	*

Duane C. Farrington	3,727	*

Donna A. Harman	1,163	*

Robert C. Lyons	9,913	*

Thomas P. Maurer	6,450	*

Roger B. Porter	19,088	*

Thomas S. Souleles	10,000	*

James D. Woodrum(11)	12,088	*

All directors and executive officers as a group (12) (21 persons)	1,481,233	1.6

*	Denotes ownership of less than one percent.

(1)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2021 by T. Rowe Price Associates, Inc., reporting sole voting power over 5,006,058 shares and sole dispositive power over 11,425,388 shares.

(2)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2021 by the Vanguard Group, reporting shared voting power over 152,989 shares, sole dispositive power over 10,105,952 shares and shared dispositive power over 416,544 shares.

(3)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2021 by BlackRock, Inc., reporting sole voting power over 7,189,793 shares and sole dispositive power over 7,935,869 shares.

(4)

This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2021 by Capital World Investors, reporting sole voting power and sole dispositive power over 6,228,996 shares.

(5)

Included in the number of shares are 319,216 shares not subject to vesting conditions, 119,493 shares of restricted stock subject to forfeiture under certain conditions and 16,346 shares held in the 401(k) plan. Included in the number of shares not subject to vesting conditions are 2,565 shares held by Mr. Kowlzan’s spouse. Mr. Kowlzan disclaims beneficial ownership of shares held by his spouse.

(6)

Included in the number of shares are 178,585 shares not subject to vesting conditions, 80,318 shares of restricted stock subject to forfeiture under certain conditions and 10,516 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 53,862 shares held by Mr. Hassfurther’s spouse and 34,293 shares held indirectly through Bears Club Investment LLC, a family investment entity. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse and by the investment partnership, except to the extent of his pecuniary interest therein.

(7)	Included in the number of shares are 18,734 shares not subject to vesting conditions and 27,634 shares of restricted stock subject to forfeiture under certain conditions.

(8)

Included in the number of shares are 23,399 shares not subject to vesting conditions, 25,434 shares of restricted stock subject to forfeiture under certain conditions and 4,615 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 100 shares held in trust for the benefit of Mr. Carter’s spouse. Mr. Carter disclaims beneficial ownership of such shares held in trust.

(9)

Included in the number of shares are 2,884 shares not subject to vesting conditions, 15,157 shares of restricted stock subject to forfeiture under certain conditions and 5,615 shares held in the 401k plan.

(10)

Included in the number of shares are 250,091 shares owned by Mr. Mencoff directly, and 69,954 shares held through Temple Hall Partners, LP, a family owned limited partnership. Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(11)	Included in the number of shares are 4,000 shares held by Mr. Woodrum’s spouse. Mr. Woodrum disclaims beneficial ownership of shares held by his spouse.

(12)	Includes 340,362 shares of restricted stock subject to forfeiture under certain conditions and 54,303 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and, unless approval of the transaction is delegated to another committee or required by the full board, the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

Reportable Transactions

Todd Stecko, son of our director, Paul T. Stecko, is employed by PCA as a manager. His total compensation, including base salary, bonus and grant date value of equity awarded, during 2020 was $240,000.

Nathaniel Carter, son of our Senior Vice President, Charles J. Carter, is employed by PCA as a manager. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2020 was $257,000.

Tyler Hassfurther, son of our Executive Vice President, Thomas A. Hassfurther, is employed by PCA as a manager. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2020 was $150,000.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. The only transaction during 2020 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services was the sale of approximately $600,000 of products and services to The Topps Company, Inc.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2020.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2022 Annual Meeting of Stockholders must be received at our principal executive offices by November 19, 2021, and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2022 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

In 2020, we adopted “proxy access” provisions in our bylaws. Pursuant to these provisions, in general, a person or group of up to 20 persons that has continually held 3% or more of our common stock for three or more years may nominate up to the greater of 20% of the total number of directors or two directors and include such nomination in our proxy statement. The notice and other procedures set forth in our amended and restated by-laws in order to nominate a director candidate must be strictly complied with, and stockholders are encouraged to review those procedures carefully if they are interested in utilizing that process. If a candidate has been properly nominated, we will include his or her name and biography in the proxy statement and on the proxy card for the annual meeting.

If an eligible shareholder determines to nominate a person for director pursuant to the “proxy access” provisions described above, then written notice of such nomination must be received no earlier than the close of business on December 5, 2021 and no later than the close of business on January 4, 2022. If the 2022 annual meeting is called for a date that is not within 30 days before or 60 days after May 4, 2022 then notice must be received not later than the close of business on the 10th day after public announcement of the meeting date.

Director Nominations or Other Business to be Brought Before the 2022 Annual Meeting

Our by-laws provide that a stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

To be timely, written notice either to directly nominate persons for director (other than pursuant to the “proxy access” provisions described above) or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than the close of business on February 3, 2022 and no later than the close of business on March 5, 2022. If the 2022 annual meeting is called for a date that is not within 30 days before or after May 4, 2022, notice by the stockholder must be received not later than the close of business on the 10th day after public announcement of the meeting date. Written notice must contain the information required by our by-laws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our by-laws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with the advance notice requirements in our by-laws.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2021 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer

Corporate Secretary

March 19, 2021

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Earnings per share, excluding special items, is a non-GAAP financial measure. Management excludes special items, as it believes that these items are not necessarily reflective of the ongoing operations of our business. Non-GAAP financial measures are presented because they provide a means to evaluate the performance of our segments and our company on an ongoing basis using the same measures that are used by our management, because these measures assist in providing a meaningful comparison between periods and because these measures are frequently used by investors and other interested parties in the evaluation of companies and the performance of their segments. Any analysis of non-GAAP financial measures should be done in conjunction with results presented in accordance with GAAP. Non-GAAP measures are not intended to be substitutes for financial measures reported in accordance with GAAP and should not be used as such. A reconciliation of the non-GAAP measure to the most comparable measure reported in accordance with GAAP for the four quarters in the year ended December 31, 2020 is as follows:

	2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year (e)
Earnings per diluted share reported in accordance with GAAP	$1.49	$0.59	$1.46	$1.30	$4.84
Special items:
Facilities closure and other costs (a)	—	0.16	0.03	0.03	0.23
Goodwill impairment (b)	—	0.58	—	—	0.58
Hurricane Laura impact (c)	—	—	0.08	—	0.08
Incremental costs for COVID-19 (d)	0.01	0.05	—	—	0.05

Total special items expense	0.01	0.79	0.11	0.03	0.94

Earnings per diluted share, excluding special items	$1.50	$1.38	$1.57	$1.33	$5.78

(a)

Includes charges consisting of restructuring costs for paper administrative functions and closure costs related to corrugated products facilities, substantially all of which relates to the previously announced closure of the San Lorenzo, California facility during the second quarter, partially offset by income related to the sale of a corrugated products facility during the second quarter.

(b)

During the second quarter of 2020, with the exacerbated deterioration in uncoated freesheet market conditions and the estimated impact on our Paper reporting unit arising from the COVID-19 pandemic, as well as projected future results of operations, we identified a triggering event indicating possible impairment of goodwill within our Paper reporting unit. The Company performed an interim quantitative impairment analysis as of May 31, 2020, and, based on the evaluation performed, we determined that goodwill was fully impaired for the Paper reporting unit and recognized a non-cash impairment charge of $55.2 million.

(c)

Includes charges related to the impact of Hurricane Laura at our DeRidder, Louisiana mill, including unabsorbed costs related to lost production, excess purchased containerboard and freight costs, repair expenses, rental and supplies costs, and other recovery expenses.

(d)

Includes incremental, out-of-pocket costs related to COVID-19 that were incurred in the first half of 2020. Costs include materials, cleaning supplies, and sick pay as well as expenses for establishing processes and logistics for the new work requirements in all of our facilities for mitigating the spread of the virus within the Company. With the process now established, we anticipate any corresponding COVID-19 related expenses to be included in normalized costs through the span of the pandemic.

(e)	Full year totals may not foot across quarters due to rounding.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 8:30am, Central Time, on May 4, 2021.
Online Go to www.envisionreports.com/PKG or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Cheryl K. Beebe	☐	☐	☐	02 - Duane C. Farrington	☐	☐	☐	03 - Donna A. Harman	☐	☐	☐

04 - Mark W. Kowlzan	☐	☐	☐	05 - Robert C. Lyons	☐	☐	☐	06 - Thomas P. Maurer	☐	☐	☐

07 - Samuel M. Mencoff	☐	☐	☐	08 - Roger B. Porter	☐	☐	☐	09 - Thomas S. Souleles	☐	☐	☐

10 - Paul T. Stecko	☐	☐	☐	11 - James D. Woodrum	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐	3.	Proposal to approve our executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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2021 Annual Meeting Admission Ticket

2021 Annual Meeting of Packaging Corporation of America Shareholders

May 4, 2021, 8:30am CT

Packaging Corporation of America

1 N. Field Court, Lake Forest, Illinois

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.edocumentview.com/PKG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Packaging Corporation of America

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 4, 2021

MARK W. KOWLZAN, ROBERT P. MUNDY and KENT A. PFLEDERER, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Packaging Corporation of America to be held on May 4, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)